Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC. ANNOUNCES THIRD QUARTER RESULTS
AND ADDITIONAL STOCK REPURCHASE PROGRAM

Nampa, ID (October 26, 2012) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the quarter and nine months ended September 30, 2012. The Company reported net income of $322,000, or $0.02 per diluted share, for the three months ended September 30, 2012, compared to a net loss of ($2.0 million), or ($0.13) per diluted share, for the same period a year ago. For the nine months ended September 30, 2012, the Company reported net income of
$1.6 million, or $0.11 per diluted share, compared to a net loss of ($3.3 million), or ($0.21) per diluted share, for the nine months ended September 30, 2011.

On July 30, 2010, the Bank entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume all of the deposits and acquire certain assets of LibertyBank, headquartered in Eugene, Oregon (the “LibertyBank Acquisition”). In August 2009, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and certain assets of Community First Bank, headquartered in Prineville, Oregon (the “CFB Acquisition”). Nearly all of the loans and foreclosed assets purchased in these acquisitions are subject to loss sharing agreements with the FDIC and are referred to as “covered loans” or “covered assets.” Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

The following items summarize key activities of the Company during the quarter ended September 30, 2012:

•
Net interest income before the provision for loan losses increased $1.2 million compared to the linked quarter ended June 30, 2012, due to an increase in the yield on covered loans in the current quarter. However, net interest income decreased $4.2 million to $11.5 million for the quarter ended September 30, 2012, when compared to the quarter ended September 30, 2011, due to a lower yield on covered loans, which was partially offset by a lower cost of funds in the third quarter of 2012;

•
A negative provision for loan losses of ($382,000) was recorded on loans purchased in the CFB Acquisition and a provision for loan losses of $487,000 was recorded on loan pools purchased in the LibertyBank Acquisition. Net of the FDIC indemnification recovery of $50,000, which is reported in noninterest income, the provision for loan losses reduced income before taxes by $55,000. A provision for loan losses for originated noncovered loans was not recorded during the quarter ended September 30, 2012;

•
Noninterest income during the quarter ended September 30, 2012, includes impairment of the FDIC indemnification asset of $3.0 million, which was a result of a reduction in estimated future losses on covered loans. The impairment of the FDIC indemnification asset was $1.7 million in the linked quarter and $6.9 million in the year-ago quarter;

•
Noninterest expense decreased by $3.1 million during the quarter ended September 30, 2012, compared to the year-ago quarter and decreased $620,000 compared to the linked quarter due primarily to lower compensation costs in 2012 and severance costs that were accrued during the quarter ended September 30, 2011 while there were no severance costs during the quarter. For the nine months ended September 30, 2012, noninterest expenses declined $7.1 million compared to the nine months ended September 30, 2011;

•
Total assets decreased $14.4 million during the quarter ended September 30, 2012, compared to June 30, 2012. Total assets have declined $56.2 million since December 31, 2011, as declines in cash and cash equivalents and loans offset reductions in deposits;

•
Noncovered nonperforming assets declined $2.3 million to $20.7 million at September 30, 2012, compared to June 30, 2012. Total nonperforming assets decreased $4.3 million during the quarter to $35.3 million at September 30, 2012; and

Home Federal Bancorp, Inc.
October 26, 2012

•
The Company repurchased 721,244 shares during the quarter ended September 30, 2012, at an average cost of $10.20 per share. The Company’s board of directors authorized a new stock repurchase program, authorizing the repurchase of up to 725,000 shares, or approximately 5%, of the Company’s stock, effective October 31, 2012.

Len E. Williams, the Company’s President and CEO, commented, “We continue to reduce operating expenses and nonperforming assets and we repurchased 721,244 shares of the Company’s common stock at a significant discount to our book value during the quarter ended September 30, 2012. We are pleased with the growth in our multifamily residential and builder finance loan portfolios. As we are seeing improvement in the economy of our Idaho Region and our Oregon regions have stabilized, we look forward to meaningful growth in our targeted commercial client markets.”

Results of Operations

Net interest income. Net interest margin increased to 4.74% during the quarter ended September 30, 2012, from 4.17% in the linked quarter, but decreased substantially from 5.62% during the quarter ended September 30, 2011. Similarly, the Company’s yield on earning assets increased to 5.11% in the current quarter from 4.57% in the linked quarter, yet declined from 6.30% during the quarter ended September 30, 2011. The increase over the linked quarter was primarily due to an increase in accretable income on purchased loans during the quarter ended September 30, 2012. Each quarter the Company estimates cash flows on loan pools purchased in the LibertyBank Acquisition and at least semi-annually, the Company updates loss estimates, prepayment speeds and other variables when calculating cash flows. As a result, income from loan pools can be volatile. During the quarter ended September 30, 2011, the Company experienced significant prepayments on pooled loans, which resulted in accretion gains and an increase in net interest margin for this period of 2011.

The managed reduction in certificates of deposit and declines in interest rates paid on deposits during the quarter ended September 30, 2012, resulted in a lower cost of funds compared to prior periods. Additionally, the Bank paid off all outstanding borrowings with the Federal Home Loan Bank (“FHLB”) of Seattle in September 2011, which reduced interest expense on borrowings during the three and nine months ended September 30, 2012 compared to the same periods in 2011. The cost of funds for the quarter ended September 30, 2012, was 0.50% compared to 0.54% in the quarter ended June 30, 2012, and 0.85% for the quarter ended September 30, 2011. The cost of deposits, which includes noninterest-bearing deposits, was 0.42% during the quarter ended September 30, 2012, compared to 0.45% during the quarter ended June 30, 2012 and 0.56% for the year-ago quarter.

Provision for loan losses. A provision for loan losses of $105,000 was recorded during the quarter ended September 30, 2012, compared to a negative provision of ($434,000) for the quarter ended June 30, 2012, and a provision of $2.6 million for the same year-ago period. The quarterly provision was comprised of a negative provision of ($382,000) related to recoveries on loans purchased in the CFB Acquisition. This negative provision was, however, more than offset by a provision of $487,000 on loan pools purchased in the LibertyBank Acquisition. A provision for loan losses on pooled loans is recorded when the estimated cash flows from the pool declines compared to previously estimated cash flows.

Home Federal Bancorp, Inc.
October 26, 2012

The following table details the impact of the provision for loan losses and the FDIC indemnification recovery on income (loss) before income taxes:

	Three Months Ended
(in thousands)	September 30, 2012	June 30, 2012	September 30, 2011

Provision for loan losses on:
Noncovered originated loans	$--	$--	$22
Covered loans – CFB Acquisition	(382)	(434)	220
Covered loans – LibertyBank Acquisition	487	--	2,343
Total gross provision for loan losses	105	(434)	2,585

Less: FDIC indemnification recovery (provision) reported in noninterest income:
Noncovered originated loans	--	--	--
Covered loans – CFB Acquisition	(363)	(411)	209
Covered loans – LibertyBank Acquisition	413	--	1,869
Total FDIC indemnification recovery (provision)	50	(411)	2,078

Net decrease (increase) to income before taxes
Noncovered originated loans	--	--	22
Covered loans – CFB Acquisition	(19)	(23)	11
Covered loans – LibertyBank Acquisition	74	--	474
Net decrease (increase) in income (loss) before income taxes	$55	$(23)	$507

Noninterest income. As noted above, the provision for loan losses on covered loans was $105,000 during the quarter ended September 30, 2012, compared to a negative provision of $434,000 in the quarter ended June 30, 2012. The estimated amount recoverable from the FDIC as a result of the provision for loan losses on covered loans is reported as FDIC indemnification recovery in noninterest income. Additionally, impairment in the FDIC indemnification asset reduces noninterest income. This impairment in the FDIC indemnification asset recognizes the decreased amount the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans. The following table presents noninterest income excluding the impact of FDIC indemnification items on all covered loans:

	Three Months Ended
(in thousands)	September 30, 2012	June 30, 2012	September 30, 2011

Total noninterest income, as reported	$(351)	$1,136	$(3,059)
Less:FDIC indemnification recovery (impairment) related to current period provision for loan losses	50	(411)	2,078
Impairment of FDIC indemnification asset	(2,994)	(1,705)	(6,915)
Total noninterest income, excluding FDIC indemnification items	$2,593	$3,252	$1,778

Service charges and fee income declined $575,000 to $2.1 million for the quarter ended September 30, 2012, from the quarter ended September 30, 2011, due to lower overdraft fee income and declines in revenue from the Bank’s investment brokerage and merchant banking lines of business. Compared to the linked quarter, service charges and fee income decreased $164,000 due to higher income from the Bank’s merchant and investment services products during the linked quarter. Compared to the year-ago quarter, overdraft fees were $355,000 lower during the quarter ended September 30, 2012. The continued decline in overdraft fees is a result of fewer retail noninterest checking accounts that were previously in the Bank’s “free checking” product and regulatory changes that were first implemented in July 2010. Additionally, subsequent guidance from regulatory agencies and the Company’s risk

Home Federal Bancorp, Inc.
October 26, 2012

management practices have caused further reductions in overdraft fees as fewer clients qualify for participation in the Bank’s extended overdraft program. During the quarter ended June 30, 2012, the Bank converted its legacy “free checking” account to a new product called “Secure Checking” and implemented a monthly service charge if the average balance on the account fell below $100 during a statement period. The Bank’s strategy to no longer offer “free checking” accounts has also reduced net losses on check charge-offs.

Other noninterest income includes pre-tax gains on sales of securities of $79,000, $603,000 and $607,000 during the quarters ended September 30, 2012, June 30, 2012, and September 30, 2011, respectively. Also included were net gains on the sale of other real estate owned and fixed assets of $182,000, $152,000 and $61,000 during the quarters ended September 30, 2012, June 30, 2012, and September 30, 2011, respectively.

The Bank repaid the remaining balances outstanding on borrowings from the FHLB of Seattle in September 2011.  As a result, noninterest income during the quarter ended September 30, 2011, was reduced by a prepayment penalty of $2.0 million.

Noninterest expense. Noninterest expense for the quarter ended September 30, 2012, decreased $3.1 million compared to the quarter ended September 30, 2011, and decreased by $620,000 compared to the linked quarter.  The year-over-year declines in noninterest expense was primarily due to the closure of branches that occurred during calendar year 2011. During the quarter ended September 30, 2011, the Company announced it planned to close five branches in December 2011. Therefore, impairment charges of $1.2 million and severance accruals of $225,000 were recorded during the quarter ended September 30, 2011. Excluding charges related to branch closures, noninterest expense declined $1.7 million during the quarter ended September 30, 2012, compared to the comparable quarter in the year-ago period. Compensation expense declined $458,000 during the quarter ended September 30, 2012, compared to the linked quarter and declined $1.4 million compared to the same quarter last year as the Company continues to consolidate back-office positions, including the elimination of some positions within the Bank’s leasing subsidiary as that line of business winds down.

Balance Sheet

Total assets decreased $14.4 million and $56.2 million to $1.1 billion at September 30, 2012, compared to June 30, 2012, and December 31, 2011, respectively, primarily due to declines in cash and loans, which were used to fund declines in certificates of deposit and to repurchase shares of the Company’s common stock.  These declines were partially offset by an increase in investments.

Cash and Investments.  Cash and amounts due from depository institutions at September 30, 2012, decreased by $58.1 million from December 31, 2011, to $86.2 million, yet increased $3.0 million from the linked quarter as reductions in loans outpaced declines in deposits and purchases of investments during the current quarter. Investments increased $44.6 million during the past nine months to $444.4 million at September 30, 2012.

Loans and leases.  Net loans declined by $29.7 million during the nine months ended September 30, 2012, and by $10.7 million from June 30, 2012. During the quarter ended September 30, 2012, one-to-four family residential loans decreased by $6.1 million, commercial real estate loans declined by $8.2 million and commercial business loans decreased by $3.5 million. The decrease in commercial business loans during the three months ended September 30, 2012 included a $2.9 million decline in loans and leases in the Bank’s subsidiary, Commercial Equipment Lease Corporation, $6.9 million at September 30, 2012. Total nonperforming loans declined $2.2 million during the quarter.

Partially offsetting these decreases, multifamily residential loans increased $6.0 million and construction loans increased $4.5 million during the quarter ended September 30, 2012. Multifamily residential loans have increased $14.4 million and construction loans increased $13.4 million during the nine months ended September 30, 2012. In March 2012, the Bank opened a loan production office in Portland, Oregon, and hired a construction loan officer to expand the Bank’s builder finance commercial loan program in that market. Residential construction has improved significantly in the Bank’s Idaho Region, which has contributed to the increase in the Bank’s construction loan portfolio.

Home Federal Bancorp, Inc.
October 26, 2012

Asset Quality. The allowance for loan and lease losses was $12.6 million at September 30, 2012, compared to $14.2 million at December 31, 2011.  The allowance for loan and lease losses allocated to loans covered under the loss share agreements with the FDIC totaled $4.0 million, or 4.01% of covered loans, at September 30, 2012.  The allowance for loan losses allocated to the noncovered loan portfolio was $8.6 million, or 2.57% of noncovered loans at September 30, 2012. The FDIC indemnification receivable declined $9.7 million during the nine months ended September 30, 2012 to $14.0 million, primarily due to the reduction in loan losses on covered loans during recent quarters compared to earlier estimates, which resulted in the impairment noted above and cash received from the FDIC on losses claimed by the Bank.

Loans delinquent 30 to 89 days and still accruing interest totaled $705,000 at September 30, 2012, compared to $2.1 million at December 31, 2011, including $249,000 and $311,000, respectively, of covered loans in the Community First Bank covered loan portfolio. Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled $35.3 million at September 30, 2012, compared to $39.6 million at June 30, 2012, and $46.0 million at December 31, 2011. The following table summarizes nonperforming loans and real estate owned at September 30, 2012 and June 30, 2012 and the quarterly change:

	September 30, 2012			June 30, 2012			Quarter Change
(in thousands)	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$254	$865	$1,119	$272	$1,241	$1,513	$(18)	$(376)
Commercial and multifamily real estate	5,934	8,699	14,633	6,118	10,196	16,314	(184)	(1,497)
One-to-four family residential	348	3,671	4,019	298	3,805	4,103	50	(134)
Other	96	1,212	1,308	250	1,079	1,329	(154)	133

Total nonperforming loans	6,632	14,447	21,079	6,938	16,321	23,259	(306)	(1,874)

Real estate owned and other repossessed assets	7,886	6,299	14,185	9,646	6,677	16,323	(1,760)	(378)

Total nonperforming assets	$14,518	$20,746	$35,264	$16,584	$22,998	$39,582	$(2,066)	$(2,252)

Deposits. Total deposits decreased $9.4 million during the quarter ended September 30, 2012 to $858.4 million and declined $47.7 million during the nine months ended September 30, 2012. During the quarter ended September 30, 2012, end of period balances in core deposits (defined as checking, savings and money market accounts) increased by $2.4 million to $641.3 million, while certificates of deposit declined by $11.8 million to $217.0 million.  Average core deposits declined $3.9 million during the quarter ended September 30, 2012, compared to the linked quarter.

Equity. Stockholders’ equity decreased $7.6 million during the past nine months to $183.6 million at September 30, 2012, primarily due to the repurchase of 1,168,513 shares of our common stock at a total cost of $11.5 million and dividends paid of $2.5 million. These declines in net equity were partially offset by net income from operations of $1.6 million and an increase in the unrealized gain on our securities of $3.5 million, net of taxes.  All other equity items increased $1.3 million, net.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves southwestern Idaho and Central and Western Oregon through 28 full-service branches and two commercial loan production offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com/ir.

Home Federal Bancorp, Inc.
October 26, 2012

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, including as a result of Basel III, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2011, Quarterly Reports on Forms 10-Q or 10-QT and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
October 26, 2012

CONSOLIDATED BALANCE SHEETS	September 30,	December 31,	September 30,
(In thousands, except share data) (Unaudited)	2012	2011	2011

ASSETS
Cash and equivalents	$86,234	$144,293	$190,734
Investments available-for-sale, at fair value	444,449	399,877	380,847
FHLB stock, at cost	17,559	17,717	17,717
Loans and leases receivable, net of allowance for loan and lease losses of $12,588 and $14,171 and $14,365	420,232	449,908	468,213
Loans held for sale	--	--	2,088
Accrued interest receivable	3,062	2,857	2,800
Property and equipment, net	29,672	31,522	32,743
Bank owned life insurance	15,815	15,450	12,848
Real estate owned and other repossessed assets	14,185	19,827	23,438
FDIC indemnification receivable, net	14,024	23,676	33,863
Core deposit intangible	2,653	3,086	3,246
Other assets	12,302	8,221	8,691
TOTAL ASSETS	$1,060,187	$1,116,434	$1,177,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$141,381	$127,553	$141,040
Interest-bearing demand	245,901	249,215	251,347
Money market	174,008	178,377	177,183
Savings	80,050	78,492	79,640
Certificates	217,042	272,462	310,299
Total deposit accounts	858,382	906,099	959,509

Advances by borrowers for taxes and insurance	1,321	358	1,333
Accrued interest payable	173	219	249
Deferred compensation	6,057	5,871	5,797
Repurchase agreements	4,758	4,913	4,892
Other liabilities	5,854	7,704	10,794
Total liabilities	876,545	925,164	982,574

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding: none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	145	157	161
Sep. 30, 2012 - 17,512,197 issued; 14,536,029 outstanding
Dec. 31, 2011 - 17,512,197 issued; 15,664,706 outstanding
Sep. 30, 2011 - 17,512,197 issued; 16,057,434 outstanding
Additional paid-in capital	132,523	143,280	147,057
Retained earnings	48,547	49,443	48,886
Unearned shares issued to employee stock ownership plan	(7,013)	(7,581)	(7,615)
Accumulated other comprehensive income	9,440	5,971	6,165
Total stockholders’ equity	183,642	191,270	194,654
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,060,187	$1,116,434	$1,177,228

Home Federal Bancorp, Inc.
October 26, 2012

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest and dividend income:
Loans and leases	$10,150	$15,416	$30,400	$32,635
Investment securities	2,249	2,116	6,662	6,822
Other interest	38	115	179	367
Total interest income	12,437	17,647	37,241	39,824

Interest expense:
Deposits	891	1,381	2,984	4,525
FHLB advances and other borrowings	17	508	54	1,613
Total interest expense	908	1,889	3,038	6,138
Net interest income	11,529	15,758	34,203	33,686

Provision for loan losses	105	2,585	(1,112)	8,396
Net interest income after provision for loan losses	11,424	13,173	35,315	25,290

Noninterest income:
Service charges and fees	2,110	2,685	6,491	7,363
Gain on sale of securities	79	607	1,217	607
FDIC indemnification recovery (provision)	50	2,078	(1,180)	7,317
Impairment of FDIC indemnification asset	(2,994)	(6,915)	(8,042)	(5,911)
Prepayment penalty on borrowings	--	(2,007)	--	(2,007)
Other	404	493	1,192	1,373
Total noninterest income	(351)	(3,059)	(322)	8,742

Noninterest expense:
Compensation and benefits	5,717	7,081	18,029	21,042
Occupancy and equipment	1,466	1,656	4,543	5,051
Data processing	920	964	2,867	3,066
Advertising	219	474	596	909
Postage and supplies	210	351	763	998
Professional services	678	587	1,947	2,486
Insurance and taxes	503	502	1,585	2,244
Amortization of intangibles	137	168	433	530
Provision for REO	56	86	454	739
Other	580	1,675	1,335	2,626
Total noninterest expense	10,486	13,544	32,552	39,691
Income (loss) before income taxes	587	(3,430)	2,441	(5,659)

Income tax provision (benefit)	265	(1,413)	858	(2,361)
Net income (loss)	$322	$(2,017)	$1,583	$(3,298)

Earnings (loss) per common share:
Basic	$0.02	$(0.13)	$0.11	$(0.21)
Diluted	0.02	(0.13)	0.11	(0.21)

Weighted average number of shares outstanding:
Basic	14,109,468	15,199,958	14,505,210	15,425,397
Diluted	14,117,621	15,199,958	14,505,210	15,425,397

Dividends declared per share:	$0.06	$0.055	$0.17	$0.165

Home Federal Bancorp, Inc.
October 26, 2012

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	At or For the Three Months Ended
	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.12%	0.21%	0.25%	0.48%	(0.65	) %
Return on average equity (1)	0.68	1.16	1.44	2.85	(4.08)
Net interest margin (1)	4.74	4.17	4.92	5.54	5.62

PER SHARE DATA
Diluted earnings (loss) per share	$0.02	$0.04	$0.05	$0.09	$(0.13)
Tangible book value per outstanding share	12.45	12.22	12.03	12.01	11.92
Cash dividends declared per share	0.06	0.055	0.055	0.055	0.055
Average number of diluted shares outstanding (2)	14,117,621	14,638,663	14,771,849	14,991,807	15,199,958

ASSET QUALITY- NONCOVERED (3)
Allowance for loan losses	$8,614	$8,905	$9,292	$9,948	$9,225
Nonperforming loans	14,447	16,321	17,172	15,694	12,945
Nonperforming assets	20,746	22,998	23,039	22,094	20,220
Provision for loan losses	--	--	--	--	22
Allowance for loan losses to gross loans	2.57%	2.67%	2.88%	3.06%	2.81%
Nonperforming loans to gross loans	4.32	4.89	5.31	4.83	3.95
Nonperforming assets to total assets	2.18	2.41	2.37	2.29	2.05

TOTAL COVERED ASSETS (4)	$107,093	$120,329	$137,594	$153,398	$170,263

FINANCIAL CONDITION DATA
Average interest-earning assets	$973,664	$989,698	$1,006,057	$1,034,420	$1,121,202
Average interest-bearing liabilities	728,310	749,879	775,880	798,552	893,112
Net average earning assets	245,354	239,819	230,177	235,868	228,090
Average interest-earning assets to average interest-bearing liabilities	133.69%	131.98%	129.67%	129.54%	125.54%
Stockholders’ equity to total assets	17.32	17.60	17.32	17.13	16.53

STATEMENT OF OPERATIONS DATA
Interest income	$12,437	$11,313	$13,491	$15,567	$17,647
Interest expense	908	1,007	1,123	1,233	1,889
Net interest income	11,529	10,306	12,368	14,334	15,758

Provision for loan losses (5)	105	(434)	(783)	(474)	2,585
Noninterest income	(351)	1,136	(1,107)	(1,631)	(3,059)
Noninterest expense	10,486	11,106	10,960	11,016	13,544
Income (loss) before taxes	587	770	1,084	2,161	(3,430)
Income tax provision (benefit)	265	211	382	785	(1,413)
Net income (loss)	$322	$559	$702	$1,376	$(2,017)

(1)	Amounts are annualized.
(2)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(3)	Excludes loans and other real estate owned covered by a loss sharing agreement with the FDIC.
(4)	Loans and other real estate owned covered by loss share agreements with the FDIC.
(5)
Provision for loan losses does not consider impact of indemnification for losses on covered loans under the loss sharing agreements with the
FDIC, which is reported in noninterest income as “FDIC indemnification recovery.”